Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Junee Limited on Amendment No.10 to Form F-1 of our report dated October 31, 2023, with respect to our audit of the consolidated financial statements of Junee Limited and its Subsidiary as of and for the year ended June 30, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in the Prospectus.

/s/ Marcum Asia CPAs LLP

New York, New York

November 20, 2023

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com